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                         CARDINAL REALTY SERVICES, INC.

                   NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN


         1. PURPOSE. The purpose of this Non-Employee Director Restricted Stock Plan (this "Plan") is to enable Cardinal Realty Services, Inc. ("Cardinal") to attract and retain qualified non-employee directors and to provide these non-employee directors an opportunity to increase their ownership interest of shares of Cardinal common stock, no par value, of Cardinal ("Common Stock"). Cardinal believes that the ownership of shares of Common Stock by non-employee directors will serve to align the interests of non-employee directors with Cardinal's other shareholders.

         2. SHARES SUBJECT TO THIS PLAN. The aggregate number of shares of Common Stock reserved and available for issuance under this Plan shall not exceed 50,000 shares. Shares of Common Stock issued by Cardinal under this Plan may be authorized and unissued shares or shares purchased on the open market or in private transactions. If the number of outstanding shares of Common Stock of Cardinal is changed by reason of split-ups or combinations of shares or recapitalization or by reason of stock dividends, the number of shares reserved and available for issuance under this Plan will be appropriately adjusted as determined by Cardinal's Board of Directors (the "Board") or the Board's Compensation Committee so as to reflect such change.

         3. ELIGIBILITY. Each director of Cardinal is eligible to participate in this Plan unless such director is an employee of Cardinal or any of its affiliates or subsidiaries. Non-employee directors participating in this Plan are referred to herein as "Participants."

         4. PARTICIPATION. Each eligible non-employee director may elect to participate in this Plan by authorizing and instructing Cardinal to reduce all or any portion of the cash compensation otherwise payable for services to be rendered by him as a director (including, without limitation, the annual retainer and any fees payable for attending meetings of the Board or any committee of the Board) (collectively, "Director Compensation") and to receive in lieu thereof restricted shares of Common Stock ("Restricted Stock"). Any such election shall be made by executing and delivering to Cardinal prior to the commencement of the fiscal year as to which such election shall become effective, an election form authorizing and instructing Cardinal to issue Restricted Stock in lieu of all or any portion of the Director Compensation that the non-employee director is entitled to receive at the end of each fiscal quarter; provided that with respect to the third and fourth quarters of Cardinal's 1996 fiscal year eligible non-employee directors may elect to participate in the Plan by executing and delivering to Cardinal an election form prior to June 15, 1996. Participants may elect deductions as a percentage of Director Compensation payable to the Participant at the end of each fiscal quarter (such percentages to be 25%, 50%, 75% or 100%).


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         Restricted Stock issued under this Plan will have a restriction  period of three (3) years. Notwithstanding any other provision of this Plan, Restricted Stock will be subject to the following terms and conditions:

                  (a) Prior to the issuance of shares of Restricted Stock, the Participant will be required to deliver to Cardinal a stock power signed by the Participant in form and substance satisfactory to Cardinal. Restricted Stock will be represented by a stock certificate registered in the name of the holder. The certificate for the Restricted Stock, together with the executed stock power, will be held by Cardinal in its control for the account of the Participant until the restrictions set forth in this Paragraph 4 lapse (at which time the certificate for the Restricted Stock will be delivered to the Participant) or, if earlier, until the Restricted Stock is forfeited to Cardinal and cancelled as set forth in this Paragraph 4. The holder will have the right to enjoy all shareholder rights during the restriction period (including the right to vote the shares of Restricted Stock and the right to receive any cash dividends thereon) with the exception that:

                           (i) The  holder  may not  sell,  exchange,  transfer,
                  pledge, hypothecate, assign or otherwise dispose of the Restricted Stock during the restriction period, except by bequest pursuant to a will or by intestacy; and

                           (ii) A breach of the terms and conditions  during the
                  restriction period will cause a forfeiture of the Restricted Stock to Cardinal without notice and without consideration.

                  (b)  All  restrictions  will  lapse  and  the  holder  of  the
         Restricted   Stock  will  be  entitled  to  the  delivery  of  a  stock certificate or certificates upon the earliest of the following:

                           (i) Three (3) years from the date the applicable shares of Restricted Stock are issued to the holder;

                           (ii) The date of the holder's death or disability;

                           (iii) The date the holder,  after being  nominated by
                  the Board, is not elected by the shareholders in an election for the Board; or

                           (iv) The date on which the Board  determines that the
                  holder will not be nominated for election to the Board.


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                  (c)  Restricted  Stock will be entirely  forfeited to Cardinal without notice and without consideration in the event that during a restriction period the holder:

                           (i) Resigns  (other than by reason of  disability) or
                  is dismissed for cause from the Board during his election term;

                           (ii) Declines to stand for an election to the Board after having been nominated by the Board; or

                           (iii) Sells, exchanges, transfers, pledges, hypothecates, assigns or otherwise disposes of the Restricted Stock (or purports or attempts to do any of the foregoing), except by bequest pursuant to a will or by intestacy.

         To the extent shares of Restricted Stock are forfeited, any such shares shall be retired, shall revert to the status of authorized but unissued shares of Cardinal, and shall again be available for issuance under this Plan.

         For purposes of subsection (b) above, "disability" will be deemed to occur after one hundred twenty (120) days in the aggregate during any twelve
(12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, the holder of Restricted Stock, by reason of his physical or mental disability or illness, has been unable to discharge his duties as a member of the Board. For purposes of subsection (c) above, a holder will be considered to have been dismissed for cause if and only if he is dismissed on account of any act of fraud or intentional misrepresentation, or embezzlement, misappropriation, or conversion of assets or opportunities of Cardinal or any of its affiliates or subsidiaries.

         5. CHANGE OR SUSPENSION OF DEDUCTION; TERMINATION OF PARTICIPATION. Once made, elections are irrevocable and may not be changed or suspended so long as the Participant is a non- employee director of Cardinal. Notwithstanding the foregoing, if and when permitted under Rule 16b-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended (whether pursuant to Rule 16b-3 as adopted in 1991, or pursuant to the adoption of currently proposed changes or other additional amendments to Rule 16b-3), then each Participant shall be entitled to change or suspend his deduction for any fiscal year by executing and delivering to Cardinal a new election form prior to the commencement of that fiscal year. Participation in this Plan will terminate on the date a Participant ceases to be eligible to participate in this Plan pursuant to Paragraph 3 above.

         6. NO INTEREST OR VOLUNTARY CONTRIBUTIONS. No interest will be paid on deductions from Director Compensation. Participants may not make voluntary cash contributions to this Plan.


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         7.  ISSUANCE  OF  SHARES.  At the  end of  each  fiscal  quarter,  each
Participant will automatically be issued the number of shares of Restricted Stock determined by dividing (x) 125% of the Director Compensation that the Participant has elected to receive Restricted Stock in lieu of by (y) the Fair Market Value (as defined below) of the Common Stock. No fractional shares will be issued. In lieu of fractional shares, Cardinal will pay to the Participant cash in an amount equal to 80% of the Fair Market Value of any fractional share.

         "Fair Market Value" means the average of the daily closing prices per share of Common Stock for the thirty (30) consecutive trading day period ending on the business day immediately preceding the date of the end of each fiscal quarter (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales take place on such day, the average of the highest bid and the lowest asked prices regular way, in either case quoted on the NASDAQ National Market System (the "NMS") or, if shares of Common Stock are no longer traded on the NMS, any other public market on which shares of Common Stock are traded, as reported in The Wall Street Journal.

         8. ADMINISTRATION. This Plan will be administered by the Board's Compensation Committee (the "Administrator"). The Administrator will maintain the records of this Plan. The Administrator will have the sole right and authority to interpret and construe the provisions of this Plan and the Administrator's decision on disputes arising under this Plan will be binding and conclusive on the Participants.

         9. EFFECTIVE TIME. This Plan will become effective on the date of its approval by the shareholders of Cardinal.

         10. TERMINATION AND AMENDMENT OF THIS PLAN. This Plan may be amended or terminated by the Board at any time, but no amendment without the approval of the shareholders of Cardinal will be made to the extent shareholder approval would be required under Rule 16b-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended. No amendment of this Plan may, without the consent of the holder of Restricted Stock, adversely affect his rights thereunder. In addition, the provisions of this Plan may not be amended more than once every six (6) months other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. This Plan will continue until it is terminated by the Board.


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         11.  ASSIGNMENT  AND  ALIENATION.  No interest  under this Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment or pledge, either voluntary or involuntary, and any attempt to do so will be null and void, except as provided under applicable law. No interest under this Plan
will  be  liable  for,  or  subject  to,  the  debts,  contracts,   liabilities,
engagements or torts of any person possessing such interest, except as provided under law.

         12. RESPONSIBILITY. Neither Cardinal, the Administrator, nor any director, officer, employee or agent of any of them, will have any responsibility or liability for any act or thing done or left undone, any mistake of judgment, or for any omission or wrongful act unless resulting from its own gross negligence, willful misconduct or intentional misfeasance, including, without limiting the generality of the foregoing, any action taken with respect to deductions made from Participants and with respect to the price, time, quantity or other conditions and circumstances of the issuance of the shares of Common Stock under the terms of this Plan.

         13. COMPLIANCE. Delivery of certificates for Restricted Stock may be postponed by Cardinal for such period as may be required for Cardinal to comply with any applicable requirements of any federal, state or local law or regulation or any administrative or quasi-administrative requirement applicable to the sale, issuance, distribution or delivery of such Restricted Stock. Cardinal may, in its sole discretion, require Participants to furnish Cardinal with appropriate representations and a written investment letter prior to the delivery of any Restricted Stock pursuant to this Plan.

         14. APPLICABLE LAW. The provisions of this Plan will be governed and construed in accordance with the laws of State of Ohio.

         15. GENDER. When necessary or appropriate to the meaning hereof, the singular, plural, masculine, feminine and neuter will be deemed to include each other.


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